UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
July 17, 2008
Wellman, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10033 (Commission File Number)	04-1671740 (IRS Employer Identification No.)

1041 521 Corporate Center Drive Fort Mill, South Carolina (Address of principal executive offices)	29707 (Zip Code)
Registrant’s telephone number, including area code: (803) 835-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement.
SIGNATURES

Item 1.01.     Entry Into A Material Definitive Agreement.
     As previously disclosed, on February 22, 2008, Wellman, Inc. and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the Unites States Bankruptcy Court for the Southern District of New York seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code. In connection with our proceedings under Chapter 11 of the Bankruptcy Code, the Debtors filed a motion and the Bankruptcy Court entered a final order approving a senior superpriority debtor-in-possession credit agreement (the “DIP Credit Agreement”). For a copy of the DIP Credit Agreement, please refer to our Form 8-K filed March 4, 2008.
     The DIP Credit Agreement contains certain financial covenants and other covenants. One of these covenants is that we must maintain a Minimum EBITDA which is measured based on the cumulative monthly EBITDA starting with the month of March 2008. Starting in March 2008 we are required to report our monthly EBITDA on or before the fifteenth day after the end of each month. EBITDA, as defined under the DIP Credit Agreement, is calculated by adding Earnings (loss) from continuing operations, income tax expense (benefit), interest expense, non-cash charges, and non-recurring fees, cash charges, and other cash expenses made or incurred in connection with entering into the DIP Credit Agreement. We were not in compliance with the minimum cumulative EBITDA requirement of $15.81 million for the month ending June 2008. The Administrative Agent, on behalf of the Majority Lenders, consented to waive compliance with the minimum EBITDA requirement for June 2008 set in Section 8.1(a) of the DIP Credit Agreement for the period from July 16, 2008 through August 4, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Wellman, Inc.
July 22, 2008	/s/ Keith R. Phillips
Keith R. Phillips
Vice President, Chief Financial Officer

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